EXHIBIT 10.2

Principal Amount: $25,000	Issue Date: February 18, 2016

MULTIMEDIA PLATFORMS, INC.

8% PROMISSORY NOTE

FOR VALUE RECEIVED, Multimedia Platforms, Inc., a corporation organized under the laws of the State of Nevada (hereinafter called "Borrower" or the "Company"), hereby promises to pay to C. Lawrence and Ronna N. Rutstein JTWROS, with an address at 16164 Via Monteverde, Delray Beach, FL 33446, or his permitted registered assigns or successors in interest or order (the "Holder"), without demand, the sum of$25,000 (the "Principal Amount"), with simple interest at the annual rate of eight percent (8%). The "Maturity Date" of this Note shall be the date that is six (6) months from the date hereof.

This 8% Promissory Note (the "Note") has been executed and issued pursuant to the terms of a Securities Purchase Agreement for a bridge loan between the Borrower and the Holder and certain other Holders of Notes, dated of even date herewith (the "Purchase Agreement") pursuant to which the Holder acquired this Note and shares of Common Stock of the Company. This Note is secured as described in Section 3 of this Note. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. The following terms shall apply to this Note:

1. Interest Rate. Interest on this Note shall be simple interest and accrue at the annual rate of eight percent (8%) per annum. Interest shall be payable at the Maturity Date in the event that the closing of the Financing does not occur within six (6) months following the Issue Date. All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period for which such interest is payable.

2 Payment of Principal.The aggregate amount of the Note shall be due and payable at the earlier of: 1) the Maturity Date; or 2) the receipt by the Borrower of gross proceeds of not less than $2,000,000 in the aggregate from the consummation of an equity or convertible debt financing (the "Subsequent Financing").

3. Security and Repayment Prior to Subsequent Financing. This Note is secured by all accounts receivable of the Borrower (the "Accounts Receivable"). 10% of the Accounts Receivable (the "Accounts Receivable Payment") shall be paid to the Holder, on a pro rata basis, until this Note is paid off. This Account Receivable Payment shall be calculated on the last day of every month ("Accounts Receivable Calculation Date") and shall be paid to the Holder in cash within five business days following the Accounts Receivables Calculation Date.

4. Prepayment. The Borrower shall have the right at any time and from time to time to prepay this Note in whole or in part without premium or penalty.

5. Remedies. No delay or omission on part of the holder of this Note in exercising any right hereunder shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The rights and remedies of the Holder shall be cumulative and may be pursued singly, successively, or together, in the sole discretion of the Holder.

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6. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

7. Successors. All of the foregoing is the promise to Borrower and shall bind Borrower and Borrower's successors, heirs and assigns; provided, however, that Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the holder of this Note.

IN WITNESS WHEREOF, the parties have executed this Promissory Note as of the day and year first above written.

BORROWER:
Multimedia Platforms, Inc.
Bobby Blair, Chief Executive Officer

HOLDER:
C. Lawrence and Ronna N. Rutstein JTWROS